Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
Modiv Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity(1)	Class C Common Stock, $0.001 par value per share	—		—	—	—	—	—
Equity(1)	Preferred Stock, $0.001 par value per share	—		—	—	—	—	—
Other(1)	Warrants	—		—	—	—	—	—
Other(1)	Rights	—		—	—	—	—	—
Other(1)	Units	—		—	—	—	—	—
Unallocated (Universal) Shelf(1)	—	457	(o)	(2)	(2)	$200,000,000	0.0000927	$18,540
Total Offering Amounts								$18,540
Total Fees Previously Paid								—
Total Fee Offsets								$7,647.75(3)
Net Fee Due								$10,892.25

(1) Represents securities that may be offered and sold from time to time in one or more offerings by Modiv Inc.

(2) This registration statement covers an indeterminate amount and number of securities of each identified class of securities up to a proposed maximum aggregate offering price of $200,000,000, which may be offered from time to time in unspecified numbers and at indeterminate prices, and as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions.  Separate consideration may or may not be received for securities that are issuable on conversion, redemption, repurchase or exchange of other securities.  Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of securities that may become issuable as a result of stock splits, stock dividends or similar transactions relating to the securities registered hereunder.

(3) As set forth in Table 2 below, the registrant hereby partially offsets the registration fee required in connection with this filing by $7,647.75, which represents the remaining balance from the $7,740.45 fee previously paid by the registrant with respect to the registration of a maximum aggregate amount of $83,500,000 in shares of the registrant’s Class C Common Stock, $0.001 par value per share (“Class C Common Stock”), previously registered on a registration statement on Form S-11 (Registration No. 333-261529) filed with the Securities and Exchange Commission on December 8, 2021.  The registrant amended such registration statement on February 9, 2022 to, among other things, reduce the maximum aggregate offering amount to $1,000,000 in shares of Class C Common Stock, resulting in a registration fee of $92.70 and a remaining balance of $7,647.75 of the fee previously paid.  The offering of such shares of Class C Common Stock was completed on February 15, 2022.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(b) and 0-11(a)(2)
Fee Offset Claims	—	—	—	—	—	—	—	—	—	—	—
Fee Offset Sources	—	—	—	—	—	—	—	—	—	—	—

Rule 457(p)
Fee Offset Claims	Modiv Inc.	S-11	333-261529	December 8, 2021	—	$7,647.75	Equity	Class C Common Stock	(3)	(3)	—
Fee Offset Sources	Modiv Inc.	S-11	333-261529	—	December 8, 2021	—	—	—	—	—	$7,740.45